Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 19, 2014

CLARCOR REPORTS FIRST QUARTER FINANCIAL RESULTS

Unaudited First Quarter 2014 Highlights
(Amounts in millions, except per share data and percentages)

	Quarter Ended
	3/1/2014	3/2/2013	Change
Net sales	$312.7	$256.3	22%
Operating profit	31.3	33.8	-8%
Net earnings - CLARCOR	24.3	23.5	3%
Diluted earnings per share	$0.48	$0.47	2%
Operating margin	10.0%	13.2%	-3.2 pts

FRANKLIN, TN, Wednesday, March 19, 2014--CLARCOR Inc. (NYSE: CLC) reported that first quarter 2014 diluted earnings per share grew 2% from last year’s first quarter. Net sales increased $56.4 million, or 22%, primarily due to first quarter sales of $45.4 million from the December 2013 acquisition of GE Air Filtration. First quarter 2014 diluted earnings per share were positively impacted by $0.06 due to a $2.8 million bargain purchase gain--included in other income--recognized from the acquisition of Bekaert Advanced Filtration and negatively impacted by $0.02 from a $1.3 million restructuring charge related to the company’s HVAC air filtration business. Changes in average foreign currency exchange rates negatively impacted net sales by $1.4 million and operating profit by $0.3 million in the first quarter of 2014 as compared with last year’s first quarter.

Chris Conway, CLARCOR’s Chairman, President and Chief Executive Officer, commented, “Our first quarter results were influenced by several items which make the comparison to our prior year results somewhat challenging, including the impact of the two acquisitions we completed in the first quarter of 2014, certain costs and benefits associated with these acquisitions and restructuring charges at our HVAC air filtration business. When the impact of the two first quarter acquisitions and the HVAC restructuring charges are removed from our financial results, net sales increased approximately 3%, operating profit increased slightly and operating margin declined slightly from the first quarter of 2013.1

“First quarter financial performance at our CLARCOR Industrial Air business--formerly GE Air Filtration--was better than we anticipated. When adjusted for expenses of $6.7 million related to acquisition integration and the purchase accounting step-up in inventory basis, first quarter operating margin with respect to this business was in excess of 12%. This first quarter operating margin was positively influenced by favorable material costs, fixed overhead absorption and sales mix of higher margin industrial air and gas turbine aftermarket filters versus gas turbine air inlet systems. We do not expect this favorable first quarter sales mix and operating margin level to be maintained during the balance of fiscal 2014. Accordingly, we anticipate full year operating margin for this business to be approximately 8% excluding the combined impact of the projected acquisition integration costs and the purchase accounting step-up in inventory basis--which we project could negatively impact 2014 operating margin in this business by approximately 4.0 percentage points. In addition, net sales at CLARCOR Industrial Air for the eleven weeks under our ownership in the first quarter increased approximately 20% from the same period last year when this business was under its former ownership. These higher sales were across all of our primary segments including gas turbine aftermarket filters, gas turbine air inlet systems and industrial air filters. We still have much to do to successfully integrate CLARCOR Industrial Air, but we are even more excited today about the long-term prospects of this business than we were at the time of acquisition.

“Sales at our Engine/Mobile Filtration segment increased approximately 4% in the first quarter with balanced geographic growth including a 5% increase in domestic sales and a 3% increase in foreign sales. Our U.S. sales growth was primarily driven by a 14% increase in locomotive filtration sales and a 7% increase in heavy-duty independent aftermarket sales partially offset by relatively flat automotive, heavy-duty OE and other filter company sales. The 7% growth in domestic heavy-duty aftermarket sales was higher than our expectations heading into the quarter, but some of this growth could have been pulled forward from our second quarter as evidenced by our particularly strong sales levels in February. Despite higher than expected domestic heavy-duty aftermarket growth in the first quarter, we anticipate full year sales growth to be 3% to 5%, consistent with our expectations heading into the year. Our full year expectations are lower than actual growth in the first quarter primarily due to uncertainty in the broader domestic trucking market where U.S. truck tonnage has declined approximately 5% since the end of our last fiscal year. The 3% increase in first quarter sales outside the U.S. in this reporting segment was primarily the result of a 21% increase in heavy-duty engine filtration export sales to the Middle East while sales in Europe and China were relatively flat.

“When excluding the impact of our two first quarter acquisitions, sales at our Industrial/Environmental Filtration segment increased approximately 3% from last year’s first quarter. This increase was primarily driven by higher dust collection system sales to OE customers and higher global oil & gas filtration product sales--which increased 3% from the first quarter of 2013, consistent with our expectations heading into the quarter. The first quarter increase in oil & gas filtration sales was lower than our anticipated 10% full year sales growth primarily due to the “lumpy” timing of several large element and vessel orders that shipped in last year’s fourth quarter combined with several other large orders that are currently scheduled to ship in this year’s second quarter. Our current oil & gas filtration backlog is at an all-time high as we continue to experience strong global order activity, notably in Latin America and the Middle East. This strong backlog supports our continued expectations for full year 10% sales growth in our oil & gas filtration business.

“As mentioned in the opening paragraph, we recorded a $1.3 million restructuring charge in the first quarter of 2014 at our HVAC air filtration business. This restructuring charge was primarily related to the planned closure of our manufacturing facility in Pittston, PA. It is never easy to execute decisions which negatively impact our employees, but modifying the cost structure of this business was a critical step for us to improve its long-term profitability. We plan to move the Pittston production equipment to other manufacturing locations, and we estimate that this restructuring will reduce annual operating costs from $1.5 to $2.0 million. Our long-term goal is to improve operating margins at our HVAC air filtration business to 10% by increasing our focus on higher margin air filtration products and improving our cost structure. HVAC air filtration sales were 2% lower than last year’s first quarter as lower swine filtration sales were partially offset by higher commercial and industrial sales--which increased 3% despite the harsh winter weather.”

First Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment increased 4% compared with the first quarter of 2013 including relatively proportionate increases domestically and outside the U.S. Higher domestic sales were driven by a 7% increase in our heavy-duty engine filtration aftermarket, and higher foreign sales were driven by strong export activity from the U.S. primarily into the Middle East. Heavy-duty engine filtration sales in China and Europe were relatively flat compared with the first quarter of 2013.

Operating profit at our Engine/Mobile Filtration segment declined approximately 3% from the first quarter of 2013, despite the increase in sales, primarily due to a 1.2 percentage point reduction in operating margin driven by lower absorption of fixed costs and higher material costs. Much of the lower absorption was related to additional capacity and infrastructure put in place in fiscal 2013 while increased material costs were driven by higher media and steel pricing.

We executed a customer price increase at the end of the first quarter which we expect will partially offset these higher material costs. For the full year 2014, we anticipate operating margin in this reporting segment to be between 21% and 22%--consistent with our expectations heading into the year.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased $52.2 million, or 43%, from the first quarter of 2013 including $48.1 million, or 40%, from the two first quarter acquisitions and $4.1 million, or 3%, from organic growth. Geographically, organic domestic sales increased 1% while organic foreign sales increased approximately 11%. Our growth in domestic sales was primarily due to a 29% increase in dust collection system sales, including to OE customers, in addition to significant increases in commercial aerospace and offshore oil drilling filtration sales, as our major offshore oil drilling customer accelerated receipt of product in the first quarter after delays in 2013. Higher sales in these U.S. markets were offset by lower aviation fuel filtration vessel sales for military applications and lower HVAC air filtration sales primarily related to the timing of swine filtration system shipments. The 11% increase in organic sales outside the U.S. was driven by higher oil & gas filtration sales into several geographies including Latin America and Canada.

Operating profit at our Industrial/Environmental Filtration segment declined $1.5 million, or 16%, from last year’s first quarter primarily driven by a $1.3 million loss from the two first quarter acquisitions and $1.3 million of restructuring charges recognized at our HVAC air filtration business. Excluding the impact of the two first quarter acquisitions and the restructuring charges, operating profit increased approximately $1.1 million, or 11%, from the first quarter of 2013. Operating margin in the first quarter of 2014 declined approximately 3.2 percentage points from last year’s first quarter primarily due to a 3.8 percentage point impact from the two acquisitions and the HVAC restructuring charges. Operating margin in this reporting segment improved approximately 0.6 percentage points excluding the impact of the two first quarter acquisitions and the HVAC restructuring charges.

Packaging Segment

Net sales at our Packaging segment declined 4% from the first quarter of 2013 primarily due to lower packaging sales in the battery, spice and smokeless tobacco markets partially offset by higher sales of decorated flat sheet metal products. Operating profit declined $0.4 million from the first quarter of 2013 primarily due to a 2.7 percentage point reduction in operating margin driven by lower absorption of fixed costs from lower sales.

Other Income

We recognized a $2.8 million bargain purchase gain in the first quarter of 2014 related to our acquisition of Bekaert Advanced Filtration (“BAF”). We paid approximately $7.3 million (net of cash acquired) for BAF and acquired net assets valued at approximately $10.1 million including intangible assets of $2.1 million. The excess of net assets acquired over purchase price was recognized as a bargain purchase gain in the first quarter. In addition, we recognized a $1.0 million gain on foreign currency exchange in the first quarter primarily related to the translation of intercompany debt.

2014 Guidance

As a result of the $2.8 million bargain purchase gain recognized pursuant to the Bekaert Advanced Filtration acquisition, we are increasing our full year guidance for consolidated 2014 diluted earnings per share to be in the range of $2.60 to $2.75. This revised guidance is $0.05 higher than our prior guidance at both the upper and lower ends. This guidance is inclusive of our anticipated financial results from the GE Air Filtration and Bekaert Advanced Filtration acquisitions. These expected results are based upon projected consolidated net sales between $1,410 and $1,470 million and consolidated operating margin between 13.25% and 14.5%.

Included in our consolidated 2014 guidance are estimated diluted earnings per share of between $2.45 and $2.55 for our base business and $0.15 to $0.20 from the GE Air Filtration and Bekaert Advanced Filtration acquisitions--including the impact of the bargain purchase gain. Sales and operating margin detail for our base business--excluding the GE Air Filtration and Bekaert Advanced Filtration acquisitions--is as follows:

	2014 Estimated Sales Growth	2014 Estimated Operating Margin

Engine/Mobile Filtration	1.0% to 3.0%	21.0% to 22.0%
Industrial/Environmental Filtration[2]	4.5% to 8.5%	12.0% to 13.0%
Packaging	0.0% to 4.0%	8.0% to 9.0%
CLARCOR base business[2]	3.0% to 5.0%	15.7% to 16.5%

2 - Excludes the GE Air Filtration and Bekaert Advanced Filtration acquisitions. These acquisitions do not impact the Engine/Mobile Filtration and Packaging segments.

We also provide below 2014 guidance for the financial impact of the GE Air Filtration and Bekaert Advanced Filtration acquisitions included in our Industrial/Environmental Filtration segment. We estimate that these two acquisitions will impact 2014 diluted earnings per share between $0.15 and $0.20 and net sales between $250 and $275 million. Projected 2014 sales and operating margin for each acquisition is as follows:

	2014 Estimated Sales ($Millions)	2014 Estimated Operating Margin

GE Air Filtration	$235 to $255	3.0% to 5.0%
Bekaert Advanced Filtration	$15 to $20	-1.0% to 1.0%

Full year operating margin expectations for the GE Air Filtration acquisition include $4.3 million of expense for the step-up in inventory basis pursuant to purchase accounting, of which $3.6 million was recognized in the first quarter. In addition, these expectations include approximately $5.0 million of integration costs related to the GE Air Filtration acquisition, of which $3.1 million was recognized in the first quarter. The step-up in inventory basis and acquisition integration costs are projected to negatively impact 2014 operating margin in the GE Air Filtration business by approximately 4.0 percentage points and consolidated 2014 diluted earnings per share by approximately $0.12. We anticipate recognizing approximately $8.0 million of intangible asset amortization expense and $2.7 million of depreciation expense in fiscal 2014 pursuant to the GE Air Filtration acquisition.

For full year 2014 on a consolidated basis (inclusive of the acquisitions), we project cash from operations between $150 million and $165 million, capital expenditures between $70 million and $85 million, an effective tax rate between 32.0% and 32.5% and diluted shares outstanding of approximately 51.0 million.

CLARCOR will be holding a conference call to discuss the first quarter 2014 results at 10:00 a.m., Central Time, on March 20, 2014. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 1-877-870-5176 or 1-858-384-5517 by providing confirmation code 8826911. The replay will be available through April 3, 2014 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

1 This earnings release presents information with respect to 2014 first quarter consolidated net sales, operating profit and operating margin, and 2014 first quarter Industrial/Environmental Filtration segment net sales, operating profit and operating margin, in each case excluding the impact of the GE Air Filtration acquisition, the Bekaert Advanced Filtration acquisition, the bargain purchase gain related to the Bekaert Advanced Filtration acquisition and the HVAC restructuring charges. These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, as well as information regarding why the Company believes these non-GAAP financial measures present useful information to investors, see pages 13 and 14 of this earnings release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2014 performance of the Company ,each of its segments and the GE Air Filtration and Bekaert Advanced Filtration businesses, our projections with respect to 2014 estimated sales growth and 2014 estimated operating margins for the Company, each of its segments and the GE Air Filtration and Bekaert Advanced Filtration businesses, and our projections with respect to 2014 cash from operations, 2014 capital expenditures and 2014 effective tax rates; statements regarding our expectations regarding the anticipated 2014 expense for the step-up in inventory basis pursuant to purchase accounting in connection with the GE Air Filtration acquisition, anticipated 2014 acquisition integration costs, the anticipated impact of the step-up in inventory basis and acquisition integration costs on 2014 diluted earnings per share, and the anticipated amortization expense in 2014 related to intangible assets recognized pursuant to purchase accounting for the GE Air Filtration acquisition; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets which we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding our expectation that the favorable mix of higher gas turbine air inlet systems and the operating margin level at our CLARCOR Industrial Air Filtration business will not be maintained during the balance of fiscal 2014; statements regarding our expectation that our full year operating margin for the CLARCOR Industrial Air business will be approximately 8%, excluding the impact of acquisition integration costs and the purchase accounting step-up in inventory basis; statements regarding our intent to assess our long-term operating margin goal with respect to our CLARCOR Industrial Air Filtration business at the end of the year; statements regarding the integration of our CLARCOR Industrial Air business and our excitement about the long-term prospects of this business; statements regarding our expectation of full year sales growth of 3% to 5% in our Engine/Mobile Filtration segment; statements that our full year expectations with respect to sales in our Engine/Mobile Filtration segment are lower than actual growth in the first quarter due to uncertainty in the broader domestic trucking market; statements regarding our continued expectation for full year 10% sales growth in our oil & gas filtration business; statements regarding our plans to move the Pittston product equipment to other manufacturing locations, and our estimate that this restructuring will reduce annual operating costs from $1.5 million to $2.0 million; statements regarding our long-term goal to improve operating margins at our HVAC air filtration business to 10% by increasing our focus on higher margin air filtration products and improving our cost structure; statements regarding our expectation that the customer price increase executed at the end of the first quarter of 2014 will partially offset higher material costs we have experienced in our Engine/Mobile Filtration segment; statements regarding our expectation that operating margin in our Engine/Mobile Filtration segment will be between 21% and 22% for the full year 2014, consistent with our expectations heading into the year; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company’s future results may differ materially from the Company’s past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company’s 2013 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including estimated sales growth and estimated operating margin levels for 2014 for the Company, each of its business segments and the GE Air Filtration and Bekaert Advanced Filtration businesses, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2014 UNAUDITED FIRST QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Three Months Ended
	March 1, 2014	March 2, 2013
Net sales	$312,685	$256,271
Cost of sales	216,098	174,785

Gross profit	96,587	81,486

Selling and administrative expenses	65,321	47,671

Operating profit	31,266	33,815

Other income (expense):
Interest expense	(400)	(150)
Interest income	107	139
Other, net	3,971	—
	3,678	(11)

Earnings before income taxes	34,944	33,804

Provision for income taxes	10,603	10,276

Net earnings	24,341	23,528

Net earnings attributable to noncontrolling interests, net of tax	(20)	(66)

Net earnings attributable to CLARCOR Inc.	$24,321	$23,462

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.48	$0.47
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.48	$0.47

Weighted average number of shares outstanding - Basic	50,463,714	49,834,701
Weighted average number of shares outstanding - Diluted	50,924,445	50,409,464

Dividends paid per share	$0.1700	$0.1350

CLARCOR INC. 2014 UNAUDITED FIRST QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 1, 2014	November 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$76,430	$411,562
Restricted cash	750	763
Accounts receivable, less allowance for losses of $10,556 and $9,183, respectively	259,186	224,829
Inventories	272,543	218,786
Deferred income taxes	26,480	25,313
Income taxes receivable	—	1,000
Prepaid expenses and other current assets	14,358	9,868
Total current assets	649,747	892,121

Plant assets, at cost, less accumulated depreciation of $344,760 and $332,787, respectively	245,223	208,953
Goodwill	316,294	241,299
Acquired intangible assets, less accumulated amortization	223,457	89,881
Other noncurrent assets	15,293	16,589
Total assets	$1,450,014	$1,448,843
LIABILITIES
Current liabilities:
Current portion of long-term debt	$231	$50,223
Accounts payable and accrued liabilities	197,766	157,538
Income taxes payable	5,749	—
Total current liabilities	203,746	207,761

Long-term debt, less current portion	96,385	116,413
Long-term pension and postretirement healthcare benefits liabilities	19,775	19,792
Deferred income taxes	64,574	64,415
Other long-term liabilities	7,345	5,753
Total liabilities	391,825	414,134

Contingencies
Redeemable noncontrolling interests	1,813	1,836
SHAREHOLDERS' EQUITY
Capital stock	50,417	50,371
Capital in excess of par value	25,393	22,278
Accumulated other comprehensive loss	(25,100)	(29,814)
Retained earnings	1,004,756	989,013
Total CLARCOR Inc. equity	1,055,466	1,031,848
Noncontrolling interests	910	1,025
Total shareholders' equity	1,056,376	1,032,873
Total liabilities and shareholders' equity	$1,450,014	$1,448,843

CLARCOR INC. 2014 UNAUDITED FIRST QUARTER RESULTS, continued
CONSOLIDATED CONDENSED CASH FLOWS
(Dollars in thousands)

	Three Months Ended
	March 1, 2014	March 2, 2013
Cash flows from operating activities:
Net earnings	$24,341	$23,528
Depreciation	7,292	6,581
Amortization	3,282	1,500
Other noncash items	917	24
Net gain on disposition of plant assets	(36)	(276)
Bargain purchase gain	(2,815)	—
Stock-based compensation expense	1,515	1,146
Excess tax benefit from stock-based compensation	(262)	(1,731)
Deferred income taxes	1,348	8,424
Changes in assets and liabilities	(17,134)	(32,748)
Net cash provided by operating activities	18,448	6,448

Cash flows from investing activities:
Restricted cash	277	76
Business acquisitions, net of cash acquired	(262,741)	—
Additions to plant assets	(14,352)	(8,644)
Proceeds from disposition of plant assets	94	25
Investment in affiliates	(473)	(223)
Net cash used in investing activities	(277,195)	(8,766)

Cash flows from financing activities:
Net payments on multicurrency revolving credit facility	(50,000)	—
Payments on term loan facility	(20,000)	—
Payments on long-term debt, including business acquisition-related seller financing	(56)	(2,336)
Sale of capital stock under stock option and employee purchase plans	1,525	3,628
Payments for repurchase of common stock	—	(5,964)
Excess tax benefit from stock-based compensation	262	1,731
Dividend paid to noncontrolling interests	(166)	—
Cash dividends paid	(8,577)	(6,725)
Net cash used in financing activities	(77,012)	(9,666)
Net effect of exchange rate changes on cash	627	(248)
Net change in cash and cash equivalents	(335,132)	(12,232)
Cash and cash equivalents, beginning of period	411,562	185,496
Cash and cash equivalents, end of period	$76,430	$173,264

Cash paid during the period for:
Interest	$324	$78
Income taxes, net of refunds	$4,233	$5,742

CLARCOR INC. 2014 UNAUDITED FIRST QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	March 1, 2014	March 2, 2013
Net sales by segment:
Engine/Mobile Filtration	$122,497	$117,675
Industrial/Environmental Filtration	174,863	122,626
Packaging	15,325	15,970
	$312,685	$256,271

Operating profit by segment:
Engine/Mobile Filtration	$22,874	$23,449
Industrial/Environmental Filtration	8,146	9,678
Packaging	246	688
	$31,266	$33,815

Operating margin by segment:
Engine/Mobile Filtration	18.7%	19.9%
Industrial/Environmental Filtration	4.7%	7.9%
Packaging	1.6%	4.3%
	10.0%	13.2%

CLARCOR INC. 2014 UNAUDITED FIRST QUARTER RESULTS, continued
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except share data)

In addition to the GAAP results, this earnings release presents information with respect to non-GAAP net sales, non-GAAP cost of sales, non-GAAP gross profit, non-GAAP selling and administrative expenses, non-GAAP operating profit, non-GAAP other income (expense), non-GAAP net earnings and non-GAAP diluted earnings per share for the quarter ended March 1, 2014. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP measures are net sales, cost of sales, gross profit, selling and administrative expenses, operating profit, other income (expense), net earnings and diluted earnings per share, respectively.

The quarter ended March 1, 2014 non-GAAP financial measures provided in this release exclude the impact of the GE Air Filtration acquisition, the Bekaert Advanced Filtration acquisition, and the HVAC restructuring charges. Although the comparison of data excluding these selected items in our quarter ended March 1, 2014 is not a measure of financial performance under GAAP, the Company believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company's historical and prospective operating performance. Management believes that removing the impact of these selected items provides a more comparable measure of the changes in net sales, cost of sales, gross profit, selling and administrative expenses, operating profit, other income (expense), net earnings and diluted earnings per share for the quarter ended March 1, 2014 compared to the quarter ended March 2, 2013.

These non-GAAP financial measures may have limitations as analytical tools, and management does not intend these measures to be considered in isolation or as a substitute for the related GAAP measures. Following are reconciliations to the most comparable GAAP financial measures of these non-GAAP financial measures.

		Reconciling Items
	First Quarter 2014 U.S. GAAP	GE Air Filtration Acquisition[1]	Inventory Step-up and Integration Costs[2]	Bekaert Advanced Filtration Acquisition	HVAC Restructuring Charge	First Quarter 2014 Adjusted	First Quarter 2013 U.S. GAAP
Net sales	$312,685	$(45,378)	$—	$(2,777)	$—	$264,530	$256,271
Cost of sales	216,098	(28,610)	(3,552)	(2,153)	(1,186)	180,597	174,785
Gross profit	96,587	(16,768)	3,552	(624)	1,186	83,933	81,486
Selling and administrative expenses	65,321	(11,163)	(3,102)	(875)	(128)	50,053	47,671
Operating profit	31,266	(5,605)	6,654	251	1,314	33,880	33,815
Other income (expense):
Interest expense	(400)	328	—	—	—	(72)	(150)
Interest income	107	—	—	—	—	107	139
Other, net	3,971	—	—	(2,816)	—	1,155	—
	3,678	328	—	(2,816)	—	1,190	(11)
Earnings before income taxes	34,944	(5,277)	6,654	(2,565)	1,314	35,070	33,804
Provision for income taxes	10,603	(1,420)	1,790	83	448	11,504	10,276
Net earnings	24,341	(3,857)	4,864	(2,648)	866	23,566	23,528
Net earnings attributable to noncontrolling interests, net of tax	(20)	—	—	—	—	(20)	(66)
Net earnings attributable to CLARCOR Inc.	$24,321	$(3,857)	$4,864	$(2,648)	$866	$23,546	$23,462
Net earnings per share attributable to CLARCOR Inc. - Basic	$0.48	$(0.80)	$0.10	$(0.05)	$0.02	$0.47	$0.47
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.48	$(0.08)	$0.10	$(0.05)	$0.02	$0.46	$0.47
1 - Excluding the inventory step-up and acquisition integration costs.
2 - Related to the GE Air Filtration acquisition.

CLARCOR INC. 2014 UNAUDITED FIRST QUARTER RESULTS, continued
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except share data)

In addition to the GAAP results, this earnings release presents information with respect to non-GAAP net sales, non-GAAP operating profit and non-GAAP operating margin, both at the consolidated level and at the Industrial/Environmental Filtration segment level, for the quarter ended March 1, 2014. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP net sales, non-GAAP operating profit and non-GAAP operating margin are net sales, operating profit and operating margin, respectively.

The quarter ended March 1, 2014 non-GAAP financial measures provided in this release exclude the impact of the GE Air Filtration acquisition, the Bekaert Advanced Filtration acquisition, the HVAC restructuring charges. Although the comparison of data excluding these selected items in our quarter ended March 1, 2014 is not a measure of financial performance under GAAP, the Company believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company's historical and prospective operating performance. Management believes that removing the impact of these selected items provides a more comparable measure of the changes in net sales, operating profit and operating margin in the quarter ended March 1, 2014 compared to the quarter ended March 2, 2013.

These non-GAAP financial measures may have limitations as analytical tools, and management does not intend these measures to be considered in isolation or as a substitute for the related GAAP measures. Following are reconciliations to the most comparable GAAP financial measures of these non-GAAP financial measures.

		Reconciling Items
	First Quarter 2014 U.S. GAAP	GE Air Filtration Acquisition[1]	Inventory Step-up and Integration Costs[2]	Bekaert Advanced Filtration Acquisition	HVAC Restructuring Charge	First Quarter 2014 Adjusted	First Quarter 2013 U.S. GAAP

Net sales by segment:
Engine/Mobile Filtration	$122,497	$—	$—	$—	$—	$122,497	$117,675
Industrial/Environmental Filtration	174,863	(45,378)	—	(2,777)	—	126,708	122,626
Packaging	15,325	—	—	—	—	15,325	15,970
	$312,685	$(45,378)	$—	$(2,777)	$—	$264,530	$256,271
Operating profit by segment:
Engine/Mobile Filtration	$22,874	$—	$—	$—	$—	$22,874	$23,449
Industrial/Environmental Filtration	8,146	(5,605)	6,654	251	1,314	10,760	9,678
Packaging	246	—	—	—	—	246	688
	$31,266	$(5,605)	$6,654	$251	$1,314	$33,880	$33,815
Operating margin by segment:
Engine/Mobile Filtration	18.7%					18.7%	19.9%
Industrial/Environmental Filtration	4.7%					8.5%	7.9%
Packaging	1.6%					1.6%	4.3%
	10.0%					12.8%	13.2%
1 - Excluding inventory basis step-up and acquisition integration costs.
2 - Related to the GE Air Filtration acquisition.